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                                   EXHIBIT 10






Mr. Michael Bell
8 Warwick Road
Summit, N.J. 07901                                             February 7, 2002



                               EMPLOYMENT CONTRACT


Dear Mike:

This purpose of this letter is to confirm my conversations with you regarding your joining SVT Inc. (the "Company") as a senior member of the management team. We are pleased to offer you the position of the Chief Financial Officer under the following terms:

     1. You will join the Company as of Monday, March 3rd. 2002, as the Chief Financial Officer reporting to me.

     2. Your starting base salary will be $200,000- per annum, payable monthly as per our payroll practices. In addition, you will be entitled to all normal benefits available to senior employees of the Company.

     3. You will receive a sign-on bonus of $25,000- payable with your first paycheck.

     4. You will receive an annual performance review and will be entitled to a cash performance bonus, as discussed, based on both the financial performance of the Company as well as your personal contribution.

     5. You will be entitled to receive an option to purchase one million shares of the Company to be vested immediately from the option pool of the Company to be set up for such purposes. Please note, however, that based on the structure of the employee stock option pool there will be some restrictions on transfer or sale of such shares in the market, which will be no more onerous than the restrictions imposed by the board on all "insiders" of the Company by virtue of the Shareholders Agreement filed in connection with the merger with SWWT Inc. Additionally, the strike price for your stock options is twenty five cents, which is at a very substantial discount from the current market price.



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     6.  Your initial term of employment will be two years from the date of your joining the Company, which will be automatically renewed for one year, unless terminated earlier by mutual consent or "for good cause". In case of termination "for good cause" you will be intimated in writing no less than 2 weeks prior to the date of such termination outlining the basis of the "good cause". You will be entitled to dispute any such termination under the rules, procedures and practices of the American Arbitration Association. In case of termination without "good cause" your base salary for the period remaining to be paid through the end of the contract term of two years will be deemed to have been earned by you on the date of such termination.

Obviously, as an officer of a public company, you will be bound by the all the fiduciary responsibilities, usual and customary for a position of this nature, including confidentiality, ethical conduct and conflict of interest.

If you agree that this is an accurate description of the offer I have made to you, and you decide to accept this offer, please sign this letter as indicated and return an original to me for our files. I look forward to welcome into the management team.

Sincerely,                                          Agreed & Accepted


/s/   Sanjay Sethi                                  /s/   Michael Bell
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      Sanjay Sethi                                        Michael Bell